PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts: Bryna Butler, Corporate Communications, 740-578-3400, bsbutler@ovbc.com

Milton Bancorp, Inc. to Merge with Ohio Valley Banc Corp.

Gallipolis, OHIO—Ohio Valley Banc Corp. (“OVBC”) [NASDAQ: OVBC], parent company of The Ohio Valley Bank Company (“Ohio Valley Bank”), and Milton Bancorp, Inc. (“MBC”), parent company of The Milton Banking Company, jointly announced today the signing of a definitive merger agreement under which MBC will be merged into OVBC and The Milton Banking Company will be merged into Ohio Valley Bank. MBC operates five branches with assets of $135 million as of September 30, 2015. These offices are located in Jackson, Wellston, Oak Hill, New Holland, and Mt. Sterling, Ohio.

Thomas E. Wiseman, President and Chief Executive Officer of OVBC and Ohio Valley Bank, commented, “We are excited for the coming together of these two proven, hard-working community banks. Like Ohio Valley Bank, The Milton Banking Company weathered wars, The Great Depression, and in recent decades, a national recession. Our longstanding track records of perseverance and customer care brought us together. We will become united under a Community First mission with more locations than ever before to better serve southern Ohio.”

The Milton Banking Company was organized in 1921 in Wellston, Ohio, as a state-chartered bank. Today the bank offers services familiar to community banking customers.

Under the terms of the agreement, 80% of the MBC common shares will be exchanged for OVBC common shares and the other 20% will be exchanged for cash.  In addition, each of the outstanding MBC preferred shares will be redeemed for cash. Based upon the January 6, 2016, closing sale price of OVBC common shares, the transaction is valued at approximately $20 million.

The transaction is subject to certain conditions, including the approval of regulatory authorities and the shareholders of MBC. The merger is expected to be completed by the third quarter of 2016. Ohio Valley and Milton Bank officials report that there are no plans to close Milton Bank locations, and no layoffs are expected due to the merger. John G. Jones, President and Chief Executive Officer of MBC and The Milton Banking Company, will be appointed as President of the Milton Bank division of Ohio Valley Bank and member of the Board of Directors for both OVBC and Ohio Valley Bank.

Jones stated, “In today’s ever-changing regulatory landscape, it makes sense for community banks to work together. We have been friendly competitors with Ohio Valley Bank and its management for years and now look forward to working together to continue to serve our friends and neighbors. We will be able to offer more services than in the past and will have resources available to better help our customers. Our joining ensures our viability into the future.”

OVBC was advised by Boenning & Scattergood, Inc., and the law firm Vorys, Sater, Seymour and Pease LLP. MBC was advised by the law firm Dinsmore & Shohl LLP.

The primary subsidiaries of OVBC, based in Gallipolis, Ohio, are: Ohio Valley Bank and Loan Central, Inc.  Ohio Valley Bank is an FDIC-insured, state member bank of the Federal Reserve operating 14 offices in Ohio and West Virginia including a newly opened Loan Office in Athens, Ohio. Loan Central, specializing in tax preparation and tax refund loans, is a finance company with seven offices in southern Ohio. Ohio Valley Banc Corp. stock is traded on The NASDAQ Global Market under the symbol OVBC. The company’s Website is www.ovbc.com.

Important Information for Investors and Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of OVBC.  The OVBC common shares to be issued in connection with the merger have not been and will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Caution Regarding Forward-Looking Statements

Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties, including, but not limited to, a failure to satisfy the conditions to closing for the Merger in a timely manner or at all; failure of the MB shareholders to approve the Merger; failure to obtain the necessary governmental approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; the successful completion and integration of the transaction contemplated in this release; the retention of the acquired customer relationships; disruption to the parties’ businesses as a result of the announcement and pendency of the transaction; adverse changes in economic conditions; the impact of competitive products and pricing; and the other risks set forth in OVBC’s filings with the Securities and Exchange Commission, including OVBC’s most recent Annual Report on Form 10-K. As a result, actual results may differ materially from the forward-looking statements in this news release. Forward-looking statements are strategic objectives rather than absolute expectations or targets of future performance.  OVBC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from OVBC’s website, http://www.ovbc.com.